INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Walden Residential Properties, Inc. on Form S-3 of our report dated March 7, 1996, with respect to the consolidated financial statements and schedule of Walden Residential Properties, Inc. and our report dated March 3, 1995, with respect to the combined financial statements of Walden Predecessors included in the Annual Report on Form 10-K of Walden Residential Properties, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP

Dallas, Texas
October 18, 1996